Exhibit 99.1

White River Energy and BitNile Holdings’ Subsidiary, Ault Energy, Announce Results from Recently Completed Drilling Project in Holmes County, MS

Ault Energy has made commitment to participate in White River’s next drilling project which is currently underway

The partnership expects to jointly drill approximately 100 oil wells over the next five years

LAS VEGAS, NV & FAYETTEVILLE, AR, December 6, 2022 (BUSINESS WIRE) – BitNile Holdings, Inc. (“BitNile”) (NYSE American: NILE) and White River Energy Corp (“White River”) (OTCQB: WTRV), today announced that the successful drilling project by Ault Energy, LLC (“Ault Energy”), a wholly owned subsidiary of BitNile, and White River Operating LLC (“WRO”), a wholly owned subsidiary of White River, has begun producing at a rate of 78 flowing barrels of oil per day (“BOPD”). The Harry O’Neal 20-9 No. 1 (the “O’Neal No. 1 Well”) is currently producing from the Smackover formation.

BitNile acquired a forty percent (40%) working interest in the O’Neal No. 1 Well, which is the first project in an expected long-term partnership between White River and BitNile, which was previously announced in July 2022 with the intention to drill approximately 100 oil wells over five years. Additionally, Ault Energy has committed to acquire a thirty-seven and one half (37.5%) working interest in the Peabody AMI 12 A No. 18 (the “Peabody No. 18 Well”) drilling project in the Coochie field, Concordia Parish, Louisiana. The Peabody No. 18 Well is a 14,000 foot deep vertical test well with potential pay zones in the Frio, Wilcox, Lower Tuscaloosa, Austin Chalk, and Tuscaloosa Marine Shale (“TMS”) formations. WRO has currently drilled to a depth of 5,000 feet and expects to reach the total depth in mid-December. The Peabody No. 18 Well has already had significant oil shows logged in the Frio formation between the depths of 2,970 feet and 3,043 feet. Based on these early indications, WRO believes that this drilling project will result in a commercial oil well and several shallow Frio developmental drilling opportunities.

“We are very pleased with the production results from the O’Neal No. 1 Well and the early indications from the Peabody No. 18 Well,” stated Randy May, Executive Chairman of White River. “We recently successfully completed a formation integrity test on the Peabody No. 18 Well to ensure that the well has the ability to withstand higher pressure zones we expect in the Austin Chalk and TMS formations, as we anticipate potentially oil and gas shows at the lowest depths of the well.”

BitNile Founder and Executive Chairman Milton “Todd” Ault, III, who also serves as the Manager of Ault Energy, stated, “We are happy with the BOPD results of the O’Neal No. 1 Well. We are also very encouraged about the initial results being reported on our second drilling project with White River and are looking forward to viewing the well log after the drilling project has been completed.”

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including oil exploration, defense/aerospace, industrial, automotive, medical/biopharma, consumer electronics, hotel operations and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

About White River Energy Corp

White River is a vertically integrated oil and gas exploration and production company. White River is engaged in oil and gas exploration, production, and drilling operations on over 30,000 cumulative acres of active mineral leases in Louisiana and Mississippi.

Cautionary Note Regarding Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the completion of the O’Neal No. 1 Well and its prospects, the plan to drill up to 100 wells and White River’s near-term drilling plans in Louisiana and Mississippi. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and neither BitNile nor White River undertakes any obligation to update any of these statements publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. In addition to risks relating to the continuation of high oil prices, enhanced federal regulation of oil and gas drilling mining and efforts led by the federal and certain state governments to favor electric vehicles and eliminate fossil fuel vehicles, investors should review risk factors, that could affect either or both of BitNile’s and White River’s respective businesses and financial results which are included in BitNile’s and White River’s respective filings with the U.S. Securities and Exchange Commission, including, but not limited to, their respective Forms 10-K, 10-Q and 8-K, particularly the Risk Factors contained in White River’s quarterly report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 14, 2022. All such filings are available at www.sec.gov and on the companies’ websites at www.BitNile.com and https://white-river.com, respectively.

BitNile Investor Relations Contact:	IR@BitNile.com or 1-888-753-2235

White River Investor Relations Contact:	IR@white-river.com or 1-800-203-5610